Exhibit 10.2
FIRST AMENDMENT TO MEMBERSHIP INTEREST PURCHASE AGREEMENT
This FIRST AMENDMENT TO MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Amendment”) is made effective as of September 21, 2026 (“Amendment Effective Date”), by and among HIF USA LLC, a Delaware limited liability company (“Seller”), Volt Texas LLC, a Delaware limited liability company (“Buyer”), and, solely for the purposes of Section 14.14 of the Agreement (as defined herein), MARA USA Corporation, a Delaware corporation (“Guarantor”).
RECITALS
A.    Seller, Buyer, and Guarantor entered into that certain Membership Interest Purchase Agreement, dated as of July 2, 2026 (the “Agreement”), with respect to the purchase and sale of the Transferred Interests (as defined in the Agreement). Capitalized terms used and not otherwise defined in this Amendment have the meanings ascribed to such terms in the Agreement.
B.    Seller, Buyer, and Guarantor desire to amend the Agreement on the terms and conditions set forth in this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, as well as the mutual covenants and agreements herein contained, Seller, Buyer, and Guarantor, intending to be legally bound, agree as follows:
1.    Security Deposit. The Agreement is hereby amended to add the following new provision as Section 3.4:
“3.4    Security Deposit. On September 22, 2026, Buyer shall post a security deposit for the “Studied Load” (as such term is defined in the PGRR) with respect to the Site in an amount equal to Fifty Thousand Dollars ($50,000) per Megawatt, multiplied by two thousand (2,000) Megawatts, for an aggregate security deposit of One Hundred Million and No/100 Dollars ($100,000,000.00) in accordance with 16 Tex. Admin. Code § 25.194 (as amended by PUCT Project No. 58481) (the “Security Deposit”). The Security Deposit shall be posted directly to AEP, in accordance with applicable requirements. Failure to post the Security Deposit shall be a material default of this Agreement and Seller shall have the rights and remedies provided for in this Agreement.
In the event that Buyer has posted the Security Deposit, Buyer may, in its sole discretion, elect to withdraw the Security Deposit (and any other credit support posted by Buyer or its Affiliates in respect of the Project), by giving Seller written notice thereof (“Withdrawal Notice”), and such Withdrawal Notice shall constitute a Trigger Event under Section 3.5 hereof, provided, however, that Buyer shall not be entitled to withdraw the Security Deposit until the conclusion of the Seller’s Right of First Offer process set forth in Section 3.5 (i.e., Seller elects not to exercise its Right of First Offer, or the if

Seller elects to exercise its Right of First Offer, until the Right of First Offer transaction is closed).
2.    Additional Post-Closing Credit Requirement. The Parties acknowledge and agree that the Security Deposit shall constitute a Qualifying Credit Requirement Amount for purposes of Section 3.3 of the Agreement, and, for the avoidance of doubt, any additional Credit Requirements in furtherance of obtaining a Power Allocation shall also remain subject to Section 3.3 of the Agreement; provided, that, notwithstanding anything to the contrary in Section 3.3, the election mechanic set forth in Section 3.3(2) of the Agreement shall not apply to the Security Deposit, and Buyer shall be deemed to have elected the option set forth in Section 3.3(2)(I) of the Agreement with respect thereto; provided, further, that Section 3.3(2)(II) of the Agreement is hereby amended to delete the return and reconveyance of the Transferred Interests in its entirety, and, notwithstanding Section 3.3 of the Agreement, the posting of any Credit Requirement shall be at Buyer’s option and any election by Buyer not to post shall constitute a Trigger Event under Section 3.5 of the Agreement, whereupon the Project shall be sold in accordance with Section 3.5 of the Agreement.
3.    Milestone Payments.
A.    Milestone 1. Section 3.1(a) of the Agreement is hereby deleted in its entirety and replaced with the following:
“(a) Milestone 1.
(i)    Milestone 1(a) – Required Audit Payment. Buyer shall provide any responses and documentation that it determines to be reasonably necessary to respond to audits conducted by ERCOT or the Public Utility Commission of Texas (“PUCT”) in the course of their implementation of the directives in Governor Abbott’s August 3, 2026, letter to PUCT Chairman Thomas Gleeson and ERCOT President and Chief Executive Officer Pablo Vegas (the “Required Audit”). Buyer shall use good faith efforts to comply with the timing and process required by ERCOT or PUCT; provided, however, that any decision by Buyer not to satisfy any material requirement of the Required Audit that is reasonably likely to impact the outcome thereof shall be subject to the approval of Seller, such approval not to be unreasonably withheld, conditioned or delayed; provided, further, that (A) in providing its approval Seller shall have five (5) Business Days (or such shorter period as may be required in light of exigent circumstances) following notice thereof to deliver written notice granting or withholding approval, including the basis for any withholding, (B) in the event that Seller fails to deliver such notice within such period, Seller shall be deemed to have approved the matter, and (C) Seller shall not withhold, condition or delay any such approval with the intent or effect of frustrating the purposes of this Agreement or impairing or delaying Buyer's ability to satisfy the Required Audit. If ERCOT or PUCT amends, modifies, or otherwise revises the requirements applicable to the

Required Audit, then Buyer shall use reasonable best efforts to satisfy such revised audit requirements as may be in effect from time to time. Upon notification from ERCOT or PUCT that the Project has passed the criteria of the Required Audit without any conditions being imposed that would have a material effect on the Project (the “Audit Clearance”), then Buyer shall pay to Seller Twenty-Five Million Dollars ($25,000,000) (the “Milestone 1(a) Payment”).
(ii)    Milestone 1(b) – Batch Zero Election Payment.
(a)    Upon the Batch Zero Conclusion (as defined herein), if Buyer elects, in its sole and absolute discretion, to move forward with the Project (the “Go-Forward Election”), Buyer shall pay to Seller: (i) an additional Twenty-Five Million Dollars ($25,000,000) (the “Milestone 1(b) Payment”) and (ii) in the event that the Milestone 1(a) Payment was not previously made by, or at the direction of, Buyer pursuant to clause (a)(i) above due to the Required Audit not being fully concluded or resolved prior to the applicable date of determination, then Buyer shall also make, or cause to be made, the Milestone 1(a) Payment in connection with any Go-Forward Election. The Go-Forward Election shall be made by Buyer in writing within ten (10) business days after the Batch Zero Conclusion in Buyer’s sole and absolute discretion. If Buyer makes the Go-Forward Election, then Buyer has agreed to accept the Power Allocation and execute the applicable interconnection agreement within sixty (60) days after the Batch Zero Conclusion.
(b)    “Batch Zero Conclusion” means the date on which Buyer receives from ERCOT an updated “Load Commissioning Plan” (as such term is used in the PGRR) following the “Batch Zero Interconnection Study” (as such term is defined in 16 Tex. Admin. Code § 25.194 (as amended by PUCT Project No. 58481), which is currently required to occur on or before April 9, 2027, but which the Parties acknowledge may be extended in response to changes in law or policy. “Power Allocation” means the formal allocation of interconnection capacity or power awarded to the Project by ERCOT pursuant to the Batch Zero Process and in accordance with 16 Tex. Admin. Code § 25.194 (as amended by PUCT Project No. 58481).
B.    Milestone 2. Section 3.1(b) of the Agreement is hereby deleted in its entirety and replaced with the following language:
“(b)    Milestone 2 — Energization Payment. Subject to the payment in full of the Milestone 1(a) Payment and the Milestone 1(b) Payment pursuant to clause (a) and the application of Section 3.3, upon receipt of each Energization, Buyer shall pay an additional amount in cash equal to One Hundred Thousand Dollars ($100,000.00) per megawatt of power available in such Energization, up to a maximum amount of One Hundred Seventy-Five Million Dollars ($175,000,000)

in the aggregate for all Energization (such amount, as may be reduced in accordance with Section 3.3 and/or increased subject to [***] (as defined herein), the “Energization Payment”), payable on the date no later than five (5) Business Days following the receipt of the corresponding Energization; provided, that, an Energization Payment shall become due and payable by Buyer to Seller only when the aggregate amount of accrued but unpaid Energization Payment(s) equals or exceeds Five Million Dollars ($5,000,000.00); provided, further, that, notwithstanding anything to the contrary herein, Buyer shall be entitled to retain from such Energization Payment a good faith reasonable reserve (in an amount reasonably determined by Buyer in good faith and based on actual factual assumptions concerning any indicated Credit Requirement that has been communicated to Buyer (or to the general public)) on account of any Credit Requirement in any written communication from ERCOT or AEP, and shall release to Seller any portion of such reserve not applied pursuant to Section 3.3 promptly following final determination thereof, provided in no event shall the reserve exceed $75,000,000 in any event, Buyer’s obligation to make Energization Payments pursuant to this Section shall continue until the aggregate amount of all Energization Payments made by Buyer to Seller equals One Hundred Seventy-Five Million Dollars ($175,000,000) (as such amount may be reduced in accordance with Section 3.3 and/or increased subject to [***]), at which point Buyer shall have no further obligation to make any additional Energization Payments hereunder. Notwithstanding anything to the contrary, in the event that within six (6) months after the date that the Energization Payment is otherwise scheduled to be paid under this Section 3.1(b), no additional Credit Requirement has been enacted or required, then any reserve that has been held back from the Energization Payment shall be paid to HIF within five (5) days after such date (or in the event AEP, ERCOT, or any other governmental authority or transmission or distribution service provider, as applicable, definitively states that no Credit Requirement is necessary then five (5) days from such earlier date).
Notwithstanding anything to the contrary herein, in the event that [***], then, from and after [***], (x) the maximum aggregate Energization Payment payable under this Section 3.1(b) shall increase from One Hundred Seventy-Five Million Dollars ($175,000,000) to Two Hundred Million Dollars ($200,000,000), and (y) the aggregate megawatts in respect of which Energization Payments are payable shall increase from one thousand seven hundred fifty (1,750) Megawatts to two thousand (2,000) Megawatts (such increase, [***]). For the avoidance of doubt, [***] shall not be separately payable as a lump sum, and shall be earned by Seller and payable by Buyer solely as, when and to the extent Energization occurs, at the rate of One Hundred Thousand Dollars ($100,000) per megawatt and otherwise in accordance with this Section 3.1(b).”

C.    Milestone 3. For the avoidance of doubt, Section 3.1(c) of the Agreement (Milestone 3 – Joint Venture Equity Ownership Grant) remains unchanged in all respects and is not amended by this Amendment. No amendments are made to Milestone 3 under the Agreement.
4.    Sale of the Property. The Agreement is hereby amended to add the following new provision as Section 3.5:
“3.5    Sale of the Property.
(a)    Trigger Events. If any of the following events occur (each, a “Trigger Event”) the parties shall undertake to sell the Project in accordance with this Section:
(i)    the Project fails the Required Audit;
(ii)    Buyer does not make the Go-Forward Election; or
(iii)    Buyer elects, at any time and in its sole and absolute discretion, by written notice to Seller, to withdraw the Security Deposit or, if applicable, elect not to post any additional Credit Requirement and cause a Sale.
(b)    Sale Process and Right of First Offer.
(i)    After the occurrence of a Trigger Event, Buyer and Seller shall cooperate in good faith to mutually select an independent qualified investment banker or sales broker (“Broker”) to conduct a marketing of the Project for sale to a third party buyer (the “Sale Process”); provided, however, in the event that the parties are unable to agree on the selection of the Broker, then the Buyer shall select the Broker. In connection with such selection of the Broker, the Buyer shall determine the purchase price that Buyer believes the Project will be sold for and the other material terms of any sale of the Project in connection therewith (“Sale Terms”). Buyer shall use commercially reasonable efforts to determine the Sale Terms no later than fifteen (15) days after the applicable Trigger Event. Buyer shall deliver the Sale Terms to Seller, and Seller shall have a right of first offer (“Right of First Offer”) to acquire the Project (and the SPE Owner) pursuant to the Sale Terms by delivering written notice to Buyer within fifteen (15) days after receipt of the Sale Terms. Seller’s exercise of the Right of First Offer shall not be effective unless such written notice is accompanied by delivery, to a nationally recognized escrow agent designated by Buyer, of a non-refundable deposit equal to seven and one-half percent (7.5%) of the purchase price set forth in the Sale Terms (the “ROFO Deposit”), and Seller’s failure to deliver such notice together with the ROFO Deposit within such period shall be deemed a rejection of the Right of First Offer. If Seller timely exercises the Right of First Offer, the parties shall consummate such acquisition within fifteen (15) days thereafter on an “as is, where is” basis, with no representations or warranties other than that Buyer owns the Transferred Interests free and clear of liens other than those securing indebtedness of the SPE Owner.
(ii)    In the event that Seller does not exercise its Right of First Offer, then Buyer may proceed with the Sale Process in Buyer’s sole discretion but shall consult with Seller in good faith regarding material decisions with respect to the Sale Process. Buyer shall make all such determinations in good faith, and shall keep Seller reasonably informed as to the status of the Sale Process. Seller shall, to the extent applicable, cooperate with Buyer in connection with the sale pursuant to the Sale Process (a “Sale”) and execute and deliver reasonably customary conveyance documents. Buyer may consummate a Sale within one hundred and eighty (180) days after expiration of the period for exercising the Right of First Offer, at a price not less than ninety-eight percent (98%) of the purchase price set forth in the Sale Terms and otherwise on terms not materially less favorable than the Sale Terms. If Buyer proposes to accept an offer at a price less than ninety-eight percent (98%) of the purchase price set forth in the Sale Terms (such price, the “Shortfall Price”), Buyer shall first deliver written notice to Seller of such proposed price and terms, and Seller shall have fifteen (15) days to elect to acquire the Project (and the SPE Owner) at such price and on such terms by written notice to Buyer accompanied by a non-refundable deposit equal to seven and one-half percent (7.5%) thereof, with closing to occur within fifteen (15) days thereafter. If Seller does not so elect, Buyer may consummate such sale at a price not less than the Shortfall Price within sixty (60) days following such election period. If Buyer does not consummate a Sale within the period set forth above, Seller’s Right of First Offer shall be reinstated and Buyer shall deliver revised Sale Terms in order to pursue a Sale.
(iii)    In the event that the Trigger Event was pursuant to clause (a)(iii) with Buyer electing to withdraw the Security Deposit, then Buyer shall not be entitled to withdraw the Security Deposit until the Right of First Offer has either been rejected or, in the event that the Seller has elected to exercise the Right of First Offer, then upon the closing of such acquisition of the Project (or the SPE Owner) pursuant to the terms of the Right of First Offer process; provided, that in no event shall Buyer be restricted from withdrawing the Security Deposit more than forty-five (45) days after delivery of the Withdrawal Notice to Seller (such period of restriction, the “Standstill Period”). Seller shall pay Buyer a return on the Security Deposit and any other credit support posted by Buyer or its Affiliates in respect of the Project (collectively, “Buyer Credit Support”) outstanding during the Standstill Period at a rate of six and eight-tenths percent (6.8%) per annum, accruing daily and payable on demand. Upon the closing of any acquisition by Seller pursuant to the Right of First Offer, Seller shall replace the Buyer Credit Support or obtain a full release of Buyer and its Affiliates. Notwithstanding anything to the contrary, in no event shall the Standstill Period extend beyond the latest date on which Buyer may withdraw the Security Deposit without forfeiture thereof.
(iv)    If Seller fails to close following exercise of the Right of First Offer in accordance with this Section 3.5(b), Buyer may retain the ROFO Deposit as liquidated damages as its sole remedy, Seller shall reimburse Buyer’s reasonable third-party out-of-pocket costs, Buyer may thereafter sell the Project on such terms as Buyer determines free of the Right of First Offer, and Seller shall have no Right of First Offer for twelve (12) months thereafter. Broker fees and reasonable third-party transaction expenses shall be deducted from gross proceeds before distribution pursuant to Section 3.5(c).
(c)    Waterfall. Upon the consummation of the Sale of the Project, the proceeds shall be distributed as follows:
(i)    First, to Buyer, to recoup its At-Risk Capital. “At-Risk Capital” means (i) the unrefunded portion of the Security Deposit, plus (ii) the Milestone 1(a) Payment, if such Milestone 1(a) Payment was actually made by, or on behalf of, Buyer, plus (iii) any additional capital spent or reasonable fees and expenses incurred by, or on behalf of, Buyer in furtherance of the Project made after the Amendment Effective Date; provided, that, such additional capital, fees or expenses funded by Buyer (A) excludes indirect Project expenses, such as internal cost allocation and overhead, (B) was actually incurred and paid out of pocket, (C) is nonrefundable, and (D) with respect to Project-related equipment expenses, cannot be deployed in other current or prospective projects of Buyer or its Affiliates;
(ii)    Second, to Seller in an amount equal to Thirty-Nine Million and Five Hundred Thousand ($39,500,000); and
(iii)    Thereafter, any remaining proceeds shall be split equally between Seller and Buyer (50% / 50%).

(d)    Exclusive Mechanism. From and after the occurrence of any Trigger Event, this Section 3.5 shall be the sole and exclusive mechanism for the disposition of the Project and the Transferred Interests, and neither party may elect, or be deemed to have elected, to terminate this Agreement or to require the return or reconveyance of the Transferred Interests.
(e)    Suspension of Payments. From and after the occurrence of a Trigger Event, Buyer’s obligation to make any payment under Section 3.1 that has not already become due and payable is suspended, and terminates upon consummation of the Sale.
5.    Assignment Matters. Section 14.7 of the Agreement is hereby amended to add the following:
“For the avoidance of doubt, and notwithstanding anything to the contrary in this Section 14.7: (a) the joint venture entities to which Buyer may assign its rights and obligations hereunder without the consent of any other party include any joint venture entity in which Buyer or any of its Affiliates holds, directly or indirectly, any equity or other ownership interest, whether now existing or hereafter formed and whether or not such joint venture entity constitutes an Affiliate of Buyer (each, a “Permitted JV Assignee”); (b) the condition that an assignee have sufficient net worth, creditworthiness and liquidity as Buyer, in Seller's reasonable discretion, shall not apply to any assignment to a Permitted JV Assignee; (c) Volt Texas LLC shall remain liable for the performance of all obligations under this Agreement following any assignment permitted under this Section 14.7; and (d) from and after the effective date of any assignment permitted under this Section 14.7, each reference in this Agreement to “Buyer” shall be deemed to refer to the applicable assignee. In connection with any assignment by Buyer pursuant to this Section 14.7, the Guarantor shall reaffirm its obligations under this Agreement, and in no event shall any assignment by Buyer relieve or release the Guarantor from its obligations pursuant to this Agreement.”
6.    Definitional Amendments. The Agreement is hereby further amended as follows:
(a)    Section 9.3(b) is hereby deleted in its entirety.
(b)    Each reference in Section 10.6 of the Agreement to the “Power Approval” shall be deemed deleted.
(c)    The definition of “Power Approval Target Date” in Article 1 of the Agreement is hereby deleted.
(d)    The definition of “Power Approval” in Article 1 of the Agreement is hereby deleted in its entirety and replaced with the following: “The terms “Batch Zero Process” and “base load” as used in this Agreement have the meanings assigned in the PGRR.

(e)    The definition of “PGRR” in Section 9.1 of the Agreement is hereby amended to refer to the Planning Guide Revision Request approved by PUCT on June 18, 2026, in Project No. 54445 (the “PGRR”)
7.    Conforming Amendments. The Agreement is hereby further amended as follows:
(a)    Each reference in the Agreement to the “Milestone 1 Payment” means the Milestone 1(a) Payment and the Milestone 1(b) Payment, collectively.
(b)    Each reference in the Agreement to “Section 3.1(a)(iv)” means the principle that Buyer shall remain liable for, and Buyer’s indemnification obligations shall survive with respect to, any breach of the Agreement occurring prior to the return of the Transferred Interests.
(c)    The Return Assignment shall be released by the Escrow Agent to Buyer for cancellation promptly following the Amendment Effective Date, and shall thereafter be of no further force or effect. Each reference in Section 10.2(h) and Section 10.3(d) to “Section 3.1(a)” means this clause (c).
(d)    The parties acknowledge and agree that no return or reconveyance of the Transferred Interests has occurred, and each party waives any right to assert that any election or deemed election to return the Transferred Interests arose under Section 3.1(a) of the Agreement prior to the Amendment Effective Date.
(e)    Each reference in the Agreement to the “Escrow Agreement” means the post-closing escrow agreement among Seller, Buyer and the Escrow Agent in substantially the form attached to the Agreement as Exhibit I.
(f)    With respect to the definition of PSA Closing Period, Section 9.2 of the Agreement is hereby amended by replacing the phrase “by the expiration of the PSA Closing Period” with “following the Go-Forward Election”.
8.    Full Force and Effect. The Agreement, as amended hereby, remains in full force and effect. From and after the date hereof, references to the Agreement shall be deemed to be references to the Agreement as amended by this Amendment. If there is any inconsistency between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment shall control.
9.    Parties Bound. Subject to the foregoing, this Amendment shall be binding upon and inure to the benefit of the respective legal representatives, successors, assigns, heirs, and devisees of the parties.
10.    Execution in Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Amendment. To facilitate execution of this Amendment, the parties may execute and exchange by email counterparts of the signature pages.

11.    Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.
12.    Guarantor Reaffirmation. Guarantor hereby reaffirms its obligations under Section 14.14 of the Agreement, as amended by this Amendment, and acknowledges and agrees that the Limited Guarantee shall apply to all of Buyer’s express monetary obligations arising out of or under the Agreement, as amended by this Amendment (including, without limitation, the Security Deposit, the Milestone 1(a) Payment, the Milestone 1(b) Payment, the Energization Payment, and [***]).
[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first written above.

SELLER:

HIF USA LLC,
a Delaware limited liability company

By: /s/ Renato Pereira
Name: Renato Pereira
Title: CEO

BUYER:

VOLT TEXAS LLC,
a Delaware limited liability company

By: /s/ Salman Khan
Name: Salman Khan
Title: President and Treasurer

SOLELY FOR PURPOSES OF SECTION 14.14 OF THE AGREEMENT:

GUARANTOR:

MARA USA CORPORATION,
a Delaware corporation

By: /s/ Salman Khan
Name: Salman Khan
Title: President